Midtown Partners & Co., LLC

Exhibit 10.3

4218 West Linebaugh Avenue

Tampa, FL  33624

Phone: 813.885.5744 ♦ Fax: 813.885.5911

NON-CIRCUMVENTION AND COMPENSATION AGREEMENT

This Non-Circumvention and Compensation Agreement (this “Agreement”) is made and entered into effective as of this 12th day of January, 2011 (the “Effective Date”), by and between Applied Visual Sciences, Inc., a Delaware corporation (“Client’) and MIDTOWN PARTNERS & CO., LLC, a Florida limited liability company (“Midtown”).

WHEREAS, Client desires Midtown to assist it by using Midtown’s best efforts to introduce Client to one or more institutional or other “accredited investors” (as such term is defined in Rule 501(a) of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) in connection with a possible private placement in the United States (the “Financing”) of Client’s debt, equity or equity-linked securities (the “Securities”), pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D thereunder and applicable state securities laws. The terms and conditions of the Financing shall be negotiated between Client and any such investor in the Financing.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt and sufficiency of which is acknowledged by the parties, it is agreed:

1.  Client hereby engages Midtown on a “best efforts” basis to assist Client in identifying “accredited investors” that may be interested in participating in the Financing and investing in Client’s Securities upon terms to be negotiated between Client and such an investor and to assist Client in negotiating the structure of any such investment. The Financing and the offer and sale of the Securities will be effected in a private placement in the United States in reliance upon the exemption from registration under the Securities Act set forth in Section 4(2) and/or Rule 506 of Regulation D promulgated under the Securities Act and exemptions under applicable state securities laws. The Securities will be offered and sold in the Financing exclusively to “accredited investors” within the meaning of Rule 501(a) of Regulation D.

2.  Client will not make any contact with, initiate any contact with, communicate with, deal with or cause another to be involved in any transaction(s) with any person, entity, association, banking or lending institution, trust, corporation, company or individual, lender or borrower, buyer or seller of any third party which is located, identified or introduced by Midtown to the Client on or after the Effective Date (and that has not previously participated in any financing or offering of securities by Client) (“Midtown Introduced Investor”) without first obtaining the express, specific and written consent of Midtown. Client shall also keep the names and contact information for any such Midtown Introduced Investor strictly confidential, except as may be required by law including the disclosure requirements applicable to the Company under United States’ federal and state securities or other laws.

3.  This Agreement shall apply to any and all transactions by and between Client and a Midtown Introduced Investor, including but not limited to any subsequent follow-up, repeat, extended or re-negotiated transaction, as well as to any initial transaction(s) between the Client and any Midtown Introduced Investor regardless of the success of the transaction.  The parties hereby agree and confirm that the identities of the Midtown Introduced Investors are the exclusive and sole property of Midtown.

4.  For Midtown’s services hereunder, Client agrees to pay or provide Midtown the fees outlined below upon closing of a sale of any Securities by Client to a Midtown Introduced Investor (in each instance, a “Closing”):

(a)

a placement fee equal to six percent (6%) of the gross purchase price paid by a Midtown Introduced Investor for the Securities, payable in full, in cash, at a Closing for the sale of any of the Securities to the Midtown Introduced Investor.

(b)

at each Closing, if, but only if, the Midtown Introduced Investor receives warrants from Client as part of the Financing, Client shall issue to Midtown, or its permitted assigns, warrants (the “PA Warrants”) to purchase that number of shares of common stock of the Client equal to six percent (6%) of the sum of (i) the number of shares of common stock of the Client issued at each such Closing to Midtown Introduced Investors and (ii) the number of shares of common stock issuable by the Client upon exercise or conversion of any and all convertible securities issued at each such Closing to Midtown Introduced Investors (including, but not limited to, all convertible promissory notes, convertible preferred stock and all series of warrants but excluding the shares of common stock issuable upon exercise of the PA Warrants). The PA Warrants shall provide for cashless exercise, shall have anti-dilution protection in the event of stock dividends, stock splits, reorganizations of Client and the like, shall not be callable or redeemable by the Client, shall be transferable by Midtown to its representatives and agents at Closing, and, except as set forth above, shall otherwise have the same terms and conditions as the warrants issued by Client to the Midtown Introduced Investors.

(c)

a warrant solicitation fee equal to three percent (3%) of the gross proceeds received by the Client upon cash exercise of any warrants issued to Midtown Introduced Investors in connection with the Financing, which shall be payable in full, in cash, immediately upon exercise of such warrants.

The parties shall bear their own expenses (including legal fees and expenses) of conducting the Financing.

5.  Midtown shall be entitled to the compensation as set forth in Section 4 for any Qualified Financing (as defined below) that occurs at any time during the twenty four (24) month period following the termination or expiration of this Agreement.  For purposes hereof, a “Qualified Financing” shall mean any investment (a) by a Midtown Introduced Investor if such person was solicited by Midtown during the Term, or (b) if Client used materials or work product prepared by Midtown in connection with such subsequent investment, or (c) if Midtown can prove through records or documentation that it solicited such Midtown Introduced Investor with specific information about the Client with regard to the Financing or Midtown can prove that it held an in person, electronic or telephonic meeting with the Client and any such Midtown Introduced Investor.  All compensation shall be paid to Midtown on the date that the Client closes on the Qualified Financing.

6.  This Agreement shall terminate one (1) year following the Effective Date hereof, provided the parties may agree to extend this Agreement for such period as may be agreed in writing by the parties (as may be extended, the “Term”).  Notwithstanding the foregoing, this Agreement may be terminated prior to expiration of the Term by Midtown or the Client for any reason or for no reason at any time upon fifteen (15) days prior written notice by any such party to the other party.

In the event of the termination of this Agreement, Midtown shall be immediately paid in full on all items of compensation payable to Midtown pursuant hereto as of the date of such termination.

7.  Client hereby agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement. Client agrees not to accept any business opportunity from any third party introduced by Midtown to the Client following the Effective Date without the consent of Midtown and without equitably compensating Midtown.

8.  Midtown may acquire certain non-public information regarding the business of the Client in connection with the performance of services hereunder, including but not limited to information which is reasonably understood to be proprietary or confidential in nature (collectively, “Confidential Information”).  To help assure the Client’s compliance with Regulation FD, Midtown hereby agrees that all Confidential Information shall be kept strictly confidential by Midtown and its affiliates, members, partners, shareholders, managers, directors, officers, employees, advisors, agents, and controlling persons (collectively, “Representatives”), and may not be disclosed to any third party (including but not limited to any Representative(s)) without the express written consent of Client, except that Confidential Information or portions thereof may be disclosed to Representatives who need to know such information for the purpose of enabling Midtown to perform services hereunder (it being understood that prior to such disclosure, such Representative will be informed by Midtown of the confidential nature of such Confidential Information and shall agree to be bound by this Agreement).  Midtown shall be responsible for any breach of this provision by any of its Representatives.  For purposes hereof, Confidential Information shall not include any information which (i) at the time of disclosure or thereafter is or becomes generally known by the public (other than as a result of its disclosure by Midtown or its Representatives), (ii) was or becomes available to Midtown on a non-confidential basis from a person who is not subject to a confidentiality agreement concerning that information, or (iii) is required by law to be disclosed by Midtown (provided that if such disclosure is required by order of a court or administrative agency, Midtown shall notify Client as soon as possible so that the Client may seek a protective order).

9.  This Agreement shall be binding upon and inure to the benefit of the assigns, successors in interest, personal representative, estates, heirs, and legatees or each of the parties hereto; provided that neither this Agreement nor any interest herein shall be assignable by either party without the prior written consent of the other party.

10.  This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of laws principles of such state. The remedy at law for breach of this Agreement being inadequate, the parties shall be entitled to, in addition to such other remedies as they may have, temporary injunctive relief for any breach or threatened breach of this Agreement without the obligation of posting a bond.  Each party represents and warrants that it has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement

11.  This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreements between them concerning the subject matter contained herein.  The waiver of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.  If any provision of this Agreement is held to be unenforceable such determination shall not affect the validity of the remaining portions of this Agreement.

12.  No amendment to this Agreement shall be effective unless in writing and duly executed and delivered by the parties in the same manner as this Agreement.  Signed facsimile copies of this Agreement shall be considered original, legal and binding on the parties hereto.

13.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

14.  Any notice or other communication (herein severally and collectively, for convenience, called "Notice") provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section 14, and must be served by (i) telefax or other similar electronic method, or (ii) depositing the same in the United States’ mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (iii) delivering the same in person to such party.  Notice shall be deemed to have been given immediately when sent by telefax and confirmed received or other electronic method and seventy-two (72) hours after being deposited in the United States’ mail, or when personally delivered in the manner herein above described.  Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.  All Notices shall be addressed as set forth below:

If to Midtown, to:

Midtown Partners & Co., LLC

4218 West Linebaugh Avenue

Tampa, FL  33624

Attn: President

Fax No.: (813) 885-5911

If to Client, to:

Applied Visual Sciences, Inc.

250 Exchange Place

Suite H

Herndon, Virginia  20170

Attn: Chief Executive Officer

Fax No.: (703) 464-8530

If the foregoing correctly sets forth the understanding between Midtown and Client, please so indicate in the space provided below for that purpose within ten (10) days of the date hereof or this Agreement shall be withdrawn and become null and void.  The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

Very truly yours,

Midtown Partners & Co., LLC.

By:

/s/ Bruce Jordan

Bruce Jordan, President

Agreed to and accepted this ___ day

of January, 2011, by:

Applied Visual Sciences, Inc.

By:

/s/ Michael Trudnak

Michael Trudnak, CEO

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